Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related prospectus of Equinor ASA, Equinor Energy AS and Equinor US Capital LLC and to the incorporation by reference therein of our report dated 19 March 2020, with respect to the consolidated financial statements of Equinor ASA and the effectiveness of internal control over financial reporting of Equinor ASA included in the Annual Report (Form 20-F) for the year ended 31 December 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AS
Ernst & Young AS

Stavanger, Norway

10 July 2020

A member firm of Ernst & Young Global Limited